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                                                                     EXHIBIT  12

                         calculation of fixed charges


TRIANGLE BANCORP, INC.
RATIOS OF EARNINGS TO FIXED CHARGES
IN THOUSANDS


                                               6/30/97         6/30/96        12/31/96

Net income before taxes                         12,286           8,617          17,481

Fixed Charges
      Deposits interest expense                 16,765          14,544          30,738
      Other borrowings interest expense          1,134           1,107           1,872

      Total                                     17,899          15,651          32,610

Net income before taxes and fixed charges       30,185          24,268          50,091

Net income before taxes and fixed
      charges excluding int on deposit          13,420           9,724          19,353

Earnings to Fixed Charges:
      Excluding Interest on Deposits             11.83            8.78           10.34
      Including Interest on Deposits              1.69            1.55            1.54


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